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                                                                  EXHIBIT 5(c)

                             BINGHAM, DANA & GOULD
                                100 Pearl Street
                        HARTFORD, CONNECTICUT 06103-4507
                               TEL: 203-244-3770
                               FAX: 203-527-5188


                                 June 15, 1995

American Airlines, Inc.
P.O. Box 619616
Dallas/Fort Worth Airport
Texas 75261-9616

         RE:  AMERICAN AIRLINES, INC.
              PASS THROUGH CERTIFICATES, SERIES 1995-A

Ladies and Gentlemen:

         We are acting as special counsel to State Street Bank and Trust Company of Connecticut, National Association, individually ("SSB"), and as Pass Through Trustee (the "PASS THROUGH TRUSTEE") under the Pass Through Trust Agreement, Amended and Restated as of February 1, 1992 (the "AGREEMENT"), between American Airlines, Inc. (the "COMPANY") and the Pass Through Trustee; as supplemented by Trust Supplement No. 1 dated as of June 15, 1995 ("TRUST SUPPLEMENT NO. 1"), to be entered into between the Company and the Pass Through Trustee. Pursuant to the Agreement and Trust Supplement No. 1, the Pass Through Trustee will issue Pass Through Certificates, Series 1995-A in an aggregate principal amount of up to $65,898,000 ("PASS THROUGH CERTIFICATES"), registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 ACT"), by a Registration Statement on Form S-3 (File
No. 33-42998), as amended (the "REGISTRATION STATEMENT"). Except as otherwise defined herein, terms used herein shall have the meanings set forth in the Agreement or in Trust Supplement No. 1.

         Our representation of the Pass Through Trustee has been as special counsel for the purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon (i) the representations of the parties set forth in the Operative Documents and (ii) certificates delivered to us by the management of SSB and have assumed, without independent inquiry, the accuracy of those representations and certificates.
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                             BINGHAM, DANA & GOULD


         We have examined the Agreement, the Trust Supplement No. 1, the Pass Through Certificates, the discussion in the Supplement to the Prospectus, dated June 8, 1995, applicable to the issuance of the Pass Through Certificates constituting part of the Registration Statement (the "PROSPECTUS SUPPLEMENT") entitled "Certain Connecticut and Massachusetts Taxes," and originals, or copies certified or otherwise identified to our satisfaction, of other such records, documents, certificates, or other instruments as we have deemed necessary or advisable for the purposes of this opinion.

         We have assumed the genuineness of all signatures (other than those on behalf of SSB and the Pass Through Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of SSB and the Pass Through Trustee).

Each opinion set forth below relating to the enforceability of any agreement or instrument against the Pass Through Trustee, is subject to the following general qualifications:

         (i) as to any agreement to which the Pass Through Trustee, as applicable, is a party, we assume that such agreement is the legal, valid and binding obligation of each other party (other than the Pass Through Trustee) thereto;

         (ii) the enforceability of any obligation of the Pass Through Trustee may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling and other similar laws and rules of law affecting the enforcement generally of creditors rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights); and

         (iii) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity).

         Subject to the limitation set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions set forth in paragraphs 1 and 2 below are based on and
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                             BINGHAM, DANA & GOULD


limited to the Federal laws of the United States and the internal substantive laws of the States of New York and Connecticut. The opinion set forth in paragraph 3 below is based on and limited to the internal substantive laws of the State of Connecticut and the internal substantive laws of the Commonwealth of Massachusetts. Insofar as the matters referred to herein relate to the laws of the State of New York, we have relied entirely upon the opinion of even date herewith of Debevoise & Plimpton and the opinions set forth herein are subject to each of the qualifications and assumptions contained in said opinion. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by Title 49 of the United States Code, or by any other law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft, Airframe or Engines.

         Based on and subject to the foregoing, we are of the opinion that:

         1. The execution, authentication, issue and delivery by the Pass Through Trustee of the Pass Through Certificates and Trust Supplement No. 1 have been duly authorized by the Trustee.

         2. With respect to the Pass Through Certificates, when (a) Trust Supplement No. 1 shall have been duly authorized, executed and delivered by American and the Pass Through Trustee in accordance with the terms and conditions of the Agreement, and (b) the Pass Through Certificates shall have been duly executed, authenticated, issued and delivered by the Trustee and sold as contemplated by each of the Registration Statement, the Prospectus, the Prospectus Supplement, the Agreement and Trust Supplement No. 1, assuming that the terms of the Pass Through Certificates are in compliance with then applicable law, (i) the Agreement as supplemented by Trust Supplement No. 1 will constitute a valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms, and (ii) the Pass Through Certificates will be validly issued and will be entitled to the benefits of the Agreement and Trust Supplement No. 1.

         3. The discussion in the Prospectus Supplement entitled "Certain Connecticut and Massachusetts Taxes," insofar as it relates to statements of law or legal conclusions, is correct in all material respects.
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                             BINGHAM, DANA & GOULD


         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, to the use of our name in the second sentence of the first paragraph under the caption "Certain Connecticut and Massachusetts Taxes" in the Prospectus Supplement and to the reference to us under the caption "Legal Opinions" in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Securities and Exchange Commission.

                                           Very truly yours,


                                           /s/ BINGHAM, DANA & GOULD
                                           BINGHAM, DANA & GOULD